Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicolet National Bank Hires William Bohn to Lead Wealth Management and Private Client Services

Green Bay, Wisconsin, March 26, 2024 - Nicolet National Bank (“Nicolet”), the operating entity of bank holding company Nicolet Bankshares, Inc. (NYSE: NIC), today announced the hiring of William Bohn as Executive Vice President, Wealth Management, Private Client and Trust Services. Bohn joins Nicolet from USI Insurance Services, where he was the Chief Executive Officer of USI-Community Agencies. Before that, he had an extensive career at Associated Banc-Corp, where he held several senior executive roles, including serving as EVP- Head of Wealth Management and Institutional Services for the last several years of his tenure. He will report directly to Mike Daniels, Chairman, President, and CEO, overseeing Wealth Management, Retirement Plan Services, Private Client Services, and Trust and Investment Management.

“Bill is well-known by us and the banking industry in general as an outstanding leader and executive,” said Mike Daniels, President and CEO of Nicolet. “He brings leadership expertise to a Wealth and Private Client team that is growing quickly and will continue to be a key strategic focus at Nicolet. Bill has a very successful track record as an executive, which includes M&A strategy and integration. He is a customer and community-first thinker, which will fit perfectly with our culture. As the industry continues to consolidate, Bill will play a key role in Nicolet’s ongoing transformation. We are excited to have him join the team.”

“I have admired Nicolet’s success, business model, and culture for many years and am thrilled to join them,” said Bohn. “I have always been entrepreneurial, focusing on building relationships and being an active part of the community, which aligns well with Nicolet’s purpose. There is a very good team at Nicolet. I am excited to jump in, learn from the successes, and see how we can all work together to help take Nicolet to the next level.”

Bohn has over 30 years of executive experience in banking and financial services. He has successfully led numerous teams, including Wealth Management, Private Client Services, Retirement Plans, and Trust and Investment Services. He also has a strong legal, compliance, risk management, and insurance background. Bohn is a board member of the Bellin and Gunderson Health System, New North, Inc., Valley Kids Foundation, and Feeding America of Eastern Wisconsin Foundation. He has an undergraduate degree in Economics from Marquette University and a law degree from Marquette University Law School.

About Nicolet National Bank
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural, and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches primarily in Wisconsin, Michigan, and Minnesota. More information can be found at www.nicoletbank.com.

Media Contacts:
Mike Daniels – President & CEO
Jeff Gahnz – VP, Marketing & Public Relations
Phone: 920.430.1400
Email: mdaniels@nicoletbank.com or jgahnz@nicoletbank.com
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